UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2015

Anadarko Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-8968	76-0146568
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (832) 636-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 15, 2015, Anadarko Petroleum Corporation (the “Company”) entered into dealer agreements (the “Dealer Agreements”) with certain investment banks (collectively, the Dealers) relating to a $3,000,000,000 commercial paper program (the “CP Program”). The proceeds of the CP Program may be used for general corporate purposes.

The Dealer Agreements provide the terms under which the Dealers may either purchase from the Company or arrange for the sale by the Company of commercial paper notes, which are unsecured short-term promissory notes (“Notes”), pursuant to a private placement exemption from federal and state securities laws and contain customary representations, warranties, covenants and indemnification provisions. The maturities of the Notes may vary, but may not exceed 397 days, and the principal amount of outstanding Notes at any one time may not exceed $3,000,000,000. The Notes will be issued, at the option of the Company, either at a discounted price to their principal face value or will bear interest. Such discounted price or interest amounts shall be dependent on market conditions and the ratings assigned to the CP Program by credit rating agencies at the time of issuance of the Notes. As of the date hereof, the Company has not issued any Notes.

From time to time, one or more of the Dealers and certain of their respective affiliates have provided, and may in the future provide, commercial banking, investment banking and other financial advisory services to the Company and its affiliates for which they have received or will receive customary fees and expenses.

The description above is a summary of the Dealer Agreements and is qualified in its entirety by the form of Dealer Agreement which is filed as Exhibit 10.1 hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Form of Commercial Paper Dealer Agreement for Commercial Paper Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANADARKO PETROLEUM CORPORATION (Registrant)

January 21, 2015	By:	/s/ Robert K. Reeves
Robert K. Reeves
Executive Vice President, General Counsel and Chief Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Commercial Paper Dealer Agreement for Commercial Paper Program.